EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of TriCord Hurricane Holdings, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of TriCord Hurricane Holdings, Inc., of our report dated March 13, 2008, (which include emphasis paragraphs relating to an uncertainty as to the Company’s ability to continue as a going concern), with respect to the financial statements of TriCord Hurricane Holdings, Inc. included in its prospectus filed pursuant to Rule 424(b)(3) with the Securities and Exchange Commission on March 26, 2008.

/s/ Hogan Taylor
Hogan Taylor LLP Tulsa, OK February 6, 2009